SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of September 11, 2014 by and among Brian E. Simpson (“Executive”), CommunityOne Bank, N.A. (the “Bank”) and CommunityOne Bancorp (“Parent”; and together with the Bank, the “Company”). The Bank, Parent and Executive are sometimes referred to collectively herein as the “Parties.” Capitalized terms used in this Agreement shall have the meaning set forth in Employment Agreement.
WHEREAS, Executive has been employed by the Company pursuant to an Employment Agreement dated as of October 21, 2011 (the “Employment Agreement”); and
WHEREAS, the Parties desire to enter into this Agreement providing for Executive’s resignation from employment by the Company effective on September 30, 2014 (“Resignation Date”);
NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the Parties, it is agreed as follows:
1.Executive hereby resigns from employment by the Company and as a director of the Parent and the Bank as of the Resignation Date, and from and after the Resignation Date, Executive will not hold himself out to any person or entity as being an employee, officer, director, representative, or agent of the Company.

2.Simultaneous with the execution of this Agreement, the Parties have entered in to the Consulting Agreement attached hereto as Attachment A. The Consulting Agreement shall become null and void unless (a) Executive executes and delivers a copy of the Release Agreement attached hereto as Attachment B (“Release Agreement”) on or after September 11, 2014 and (b) the Effective Date (as defined in the Release Agreement) of such Release occurs on or before October 11, 2014.

3.Subject to paragraph 4 of this Agreement and the terms of the Employment Agreement, Executive shall, upon and after the Resignation Date (but, for sake of clarity, subject to Section 6(a) of the Employment Agreement), be entitled to receive the Accrued Obligations provided for under Section 6(a) of the Employment Agreement. Executive also shall be entitled to retain the 2012 Cadillac CTS-V VIN No. 1G6DV5EP0C0112584. In addition, Executive shall be entitled to receive the Severance Payment set forth in Section 6(a) of the Employment Agreement within the time period set forth in such Section 6(a). Except as provided for in this paragraph 3 or in the Consulting Agreement, Executive shall have no right to receive any other compensation, benefits, or other consideration under this Agreement, the Employment Agreement, or otherwise, including any equity-based compensation.

4.Notwithstanding anything to the contrary herein or in the Employment Agreement, Executive’s entitlement to the Severance Payment shall be subject to and contingent upon (a) Executive executing and delivering to the Company on or after September 11, 2014, a copy of the Release Agreement, and (b) the Effective Date for such Release Agreement occurring on or before October 11, 2014. Executive acknowledges and agrees that Parent’s and the Bank’s willingness to enter into this Agreement is contingent upon inclusion of this paragraph 4 and that Executive has and will receive adequate and ample consideration for the execution and delivery of the Release Agreement.

5.Executive acknowledges and agrees that Section 8 (Non-Solicitation and Non-Competition), Section 9 (Confidentiality; Non-Disclosure), and Section 10 (Injunctive Relief) of the Employment Agreement shall remain in full force and effect and shall continue to apply for the 24-month period (subject to extension pursuant to Section 8(c) in the event of noncompliance) following the Resignation Date (and for sake of clarity, Executive acknowledges and agrees that, upon payment of the Severance Payment, all conditions relating to such continuing effect and applicability of such Sections 8, 9, and 10 after the Resignation Date have been satisfied). Executive further acknowledges and agrees that Sections 13(b) (relating to Section 409A), Section 13(g) (relating to successors and assignment), and Section 13(i) (relating to, among other things, enforceability) shall remain in full force and effect and shall continue to apply.

6.Executive agrees that he will not publicly make or publish any adverse, disparaging, untrue, or misleading statement or comment about the Company or any of its officers, directors, employees, or agents. The Company agrees to instruct its directors, officers, and senior management not to publicly make or publish any adverse, disparaging, untrue, or misleading statement or comment about Executive.

7.The Company may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that Executive shall be responsible for payment of all taxes in respect of the payments and the automobile provided for herein).

8.This Agreement sets forth the entire agreement between the Company and Executive and, except as expressly provided in this Agreement, supersedes any and all prior agreements or understandings between the Company and Executive pertaining to the subject matter hereof. In reaching this Agreement, neither the Company nor Executive has relied upon any representation or promise except those set forth herein. If any provision, or portion of a provision, of this Agreement is held to be invalid or unenforceable for any reason, the remainder of the Agreement shall remain in full force and effect, as if such provision, or portion of such provision, had never been contained herein. The unenforceability or invalidity of a provision of the Agreement in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction.

9.This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the Parties.

10.This Agreement shall be governed by the laws of the State of North Carolina without giving effect to conflict of laws principles, and Executive consents to venue and exclusive personal jurisdiction in the state and federal courts of the State of North Carolina for any proceeding arising out of or relating to this Agreement.

11.Executive acknowledges that he has read each and every section of this Agreement and that he understands his rights and obligations under this Agreement. Executive acknowledges that the Company has advised him in writing to consult with an attorney of his choice before signing this Agreement, and that Executive has been given the opportunity to consult with an attorney of his choice before signing this Agreement.

12.This Agreement may be signed in counterparts, each of which shall be considered an original for all purposes, and all of which taken together shall constitute one and the same written agreement.

13.This Agreement shall be binding upon Executive and upon Executive’s heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Company, and its representatives, executors, successors, and assigns. This Agreement shall be binding upon the Company and upon the Company’s assigns and shall inure to the benefit of Executive and his heirs, administrators, representatives, executors, successors, and assigns.

(The remainder of this page is intentionally left blank)

IN WITNESS WHEREOF, the Company, has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, on the date(s) set forth below.

/s/ Brian E. Simpson	September 11, 2014
Brian E. Simpson	Date

/s/ Robert L. Reid	September 11, 2014
CommunityOne Bancorp	Date

/s/ David L. Nielsen	September 11, 2014
CommunityOne Bank, N.A.	Date

Attachment B

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (hereinafter “Agreement”) is made and entered into on the 11th day of September, 2014 among CommunityOne Bank, N.A., CommunityOne Bancorp (together, the “Company”) and Brian E. Simpson (“Executive”).
WHEREAS, the Company and Executive are parties to a Separation Agreement, dated as of September 11, 2014 (the “Separation Agreement”), pursuant to which Executive is eligible, subject to the terms and conditions set forth in the Separation Agreement, to receive, among other things, the Severance Payment (as defined in the Separation Agreement) in connection with Executive’s termination of employment;
NOW, THEREFORE, in consideration of the Bank agreeing to enter into the Separation Agreement (and provide the consideration provided for thereunder) and the Consulting Agreement as of the same date as the Separation Agreement and of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:
1.In exchange for the consideration referenced above, Executive hereby completely, irrevocably, and unconditionally releases and forever discharges the Company, and any of its affiliated companies, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Executive at any time heretofore had or claimed to have or which Executive may have or claim to have regarding events that have occurred as of the Effective Date of this Agreement, including, without limitation, those based on: any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act as amended (hereinafter “ERISA”) (provided that this release does not extend to any vested benefits of Executive under Company’s pension and welfare benefit plans); the Civil Rights Act of 1964, as amended (race, color, religion, sex and national origin discrimination and harassment); the Civil Rights Act of 1966 (42 U.S.C. § 1981) (discrimination); the Age Discrimination in Employment Act of 1967 (hereinafter “ADEA”), as amended; the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act (hereinafter “ADA”), as amended; § 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act, as amended (wage and hour matters); the Family and Medical Leave Act, as amended, (family leave matters), any other federal, state, or local laws or regulations regarding employment discrimination or harassment, wages, insurance, leave, privacy or any other matter; any negligent or intentional tort; any contract, policy or practice (implied, oral, or written); or any other theory of recovery under federal, state, or local law, and whether for compensatory or punitive damages, or other equitable relief, including, but not limited to, any and all claims which Executive may now have or may have had, arising from or in any way whatsoever connected with Executive’s employment, service, or contacts, with Company or any other of the Released Parties.

2.To the extent permitted by law, Executive agrees that he will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties. To the extent permitted by law, Executive agrees that he will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement.

3.Older Workers Benefit Protection Act /ADEA Waiver:

(a)Executive acknowledges that the Company has advised him in writing to consult with an attorney of his choice before signing this Agreement, and Executive has been given the opportunity to consult with an attorney of his choice before signing this Agreement.

(b)Executive acknowledges that he has been given the opportunity to review and consider this Agreement for a full twenty-one days before signing it, and that, if he has signed this Agreement in less than that time, he has done so voluntarily in order to obtain sooner the benefits of this Agreement.

(c)Executive further acknowledges that he may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired. To be effective, any such revocation must be in writing and delivered to Company’s principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state Executive’s intention to revoke this Agreement. Provided that Executive does not timely revoke this Agreement, the eighth (8th) day following Executive’s execution hereof shall be deemed the “Effective Date” of this Agreement.

(d)The Parties also agree that the release provided by Executive in this Agreement does not include a release for claims under the ADEA arising after the date Executive signs this Agreement.

4.Executive shall promptly turn over to the Company any and all documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from, the Company that are in Executive’s possession, custody, or control, including any such materials that may be at Executive’s home.

5.This Agreement shall not in any way be construed as an admission by the Company of any acts of unlawful conduct, wrongdoing or discrimination against Executive, and the Company specifically disclaims any liability to Executive on the part of itself, its employees, or its agents.

6.This Agreement sets forth the entire agreement between the Company and Executive pertaining to the subject matter hereof (except as otherwise set forth herein) and fully supersedes any and all prior agreements or understandings among the Company and Executive pertaining to the subject matter hereof (except as otherwise set forth herein). This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the parties hereto.

7.The Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflict of laws.

8.Executive hereby acknowledges that Executive has read and understands the terms of this Agreement and that Executive signs it voluntarily and without coercion. Executive further acknowledges that Executive was given an opportunity to consider and review this Agreement and the waivers contained in this Agreement, that Executive has done so and that the waivers made herein are knowing, conscious and with full appreciation that Executive is forever foreclosed from pursing any of the rights so waived.

9.The Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
IN WITNESS WHEREOF, the Company, has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, on the date(s) set forth below.

/s/ Brian E. Simpson	September 11, 2014
Brian E. Simpson	Date

By: /s/ Robert L. Reid	September 11, 2014
CommunityOne Bancorp	Date

By: /s/ David L. Nielsen	September 11, 2014
CommunityOne Bank, N.A.	Date